Exhibit 99.2

Warsaw, IN . . . June 7, 2007 . . . (NASDAQ:BMET)

BIOMET REGAINS FULL COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

WARSAW, Ind., June 7, 2007 – Biomet, Inc. (NASDAQ: BMET ) announced today that it received a letter from the Nasdaq Listing Qualifications Panel stating that Biomet has evidenced compliance with the Panel’s prior decisions and all applicable Nasdaq Marketplace Rules, and that the Panel has determined to continue the listing of Biomet’s common shares on the NASDAQ Global Select Market.

About Biomet

Biomet, Inc. and its subsidiaries design manufacture and market products used primarily by musculoskeletal medical specialists in both surgical and non-surgical therapy. Biomet’s product portfolio encompasses reconstructive products, including orthopedic joint replacement devices, bone cements and accessories, autologous therapies and dental reconstructive implants; fixation products, including electrical bone growth stimulators, internal and external orthopedic fixation devices, craniomaxillofacial implants and bone substitute materials; spinal products, including spinal stimulation devices, spinal hardware and orthobiologics; and other products, such as arthroscopy products and softgoods and bracing products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in more than 100 countries.

Forward-Looking Statements

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such statements. Such risks and uncertainties include our ability to develop and market new products and technologies in a timely manner, the effect of the pending merger on Biomet’s business and its relationship with customers, distributors, employees and suppliers and the risk factors as set forth from time to time in Biomet’s filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Biomet that Biomet’s objectives will be achieved. Biomet undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

For further information contact Greg W. Sasso, Senior Vice President, Corporate Development and Communications at (574) 372-1528 or Barbara Goslee, Director, Corporate Communications at (574) 372-1514.

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